Exhibit 99.1

Covetrus Announces Financial Results for First Quarter of 2019

•	The launch of Covetrus creates a new global market leader in technology and services in animal health to drive new health and financial outcomes for veterinarians and their clients

•

Revenue of $941 million down 1% year-over-year, non-GAAP pro forma revenue of $965 million up 3% year-over-year on an organic basis normalizing for foreign exchange fluctuations and revenue recognition adjustments for manufacturer switches from direct to agency sales

•

In North America, revenue of $497 million up 4%; on a non-GAAP pro forma basis and adjusted for business day variances, Vets First Choice prescription management revenue in North America up 51% year-over-year and we ended the quarter with more than 8,000 practices on the Vets First Choice platform

•	Net loss attributable to Covetrus of $(13) million, non-GAAP pro forma adjusted net income of $13 million and non-GAAP pro forma adjusted EBITDA of $50 million

•	Non-GAAP 2019 pro forma adjusted EBITDA guidance range of $235 to $250 million and more than 3,000 new Vets First Choice enrollments expected for the year

PORTLAND, Maine, May 15, 2019 — Covetrus (Nasdaq: CVET), a global leader in animal-health technology and services, today announced financial results for the first quarter of 2019, which ended March 31, 2019. On February 7, 2019, Covetrus became an independent company through the consummation of the spin-off by Henry Schein of its Animal Health business and the completion of its merger with Vets First Choice. On February 8, 2019, Covetrus began trading on the Nasdaq Stock Market under the ticker symbol “CVET.”

“We had a strong launch of Covetrus during the first quarter, accomplishing a significant amount of work in just three months since our formation,” said Benjamin Shaw, Covetrus’ president and chief executive officer. “At Covetrus, we put the veterinarian at the center of everything we do, offering a compelling value proposition for our more than 100,000 veterinary practice customers across the globe. While we are early in our journey, we are excited about our platform of capabilities, strong global market position, passionate and complementary teams and the progress we have made on delivering on our core long-term strategic growth drivers.”

Summary Operating Results (Unaudited)

	Three Months Ended
(in million, except per share data	March 31, 2019	March 31, 2018
Revenue	$941	$947
Income before taxes	$(18)	$34
Net income (loss) attributable to Covetrus	$(13)	$23
Diluted earnings per share (EPS)	$(0.14)	$0.31

Non-GAAP Measures*:
Pro Forma Revenue	$965	$992
Pro Forma Organic Revenue Growth	3%
Pro Forma Adjusted EBITDA	$50	$52
Pro Forma Adjusted Net Income	$13	$13

* Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for non-GAAP financial items to the most directly comparable GAAP financial items are provided under Reconciliation of Non-GAAP Financial Measures at the end of this news release.

Results provided in accordance with Generally Accepted Accounting Principles in the United States of America (US GAAP) reflect the operations of Animal Health from January 1, 2019 to March 31, 2019 and Vets First Choice for the period from February 8, 2019 to March 31, 2019. To aid investors and analysts with year-over-year comparability for the combined businesses of Animal Health and Vets First Choice, Covetrus is including certain non-GAAP pro forma financial information that combines the stand-alone Animal Health and Vets First Choice financial information as if the acquisition had taken place on December 31, 2017. Non-GAAP adjusted results exclude costs directly associated with the spin-off and mergers, the ongoing integration process and other one-time charges. Prior year non-GAAP adjusted results include allocations for direct costs and indirect costs which were attributed to the Animal Health business of Henry Schein whereas 2019 non-GAAP adjusted results are based on a direct cost associated with our standalone operations and not allocations. The tables in Reconciliation of Non-GAAP Financial Measures at the end of this press release provide reconciliations from GAAP to Non-GAAP pro forma and Non-GAAP adjusted results.

Revenue for the first quarter of 2019 was $941 million, down 1% compared to the first quarter of 2018, with the contribution from Vets First Choice offset by negative foreign exchange fluctuations year-over-year. Non-GAAP pro forma revenue, which includes full quarter results from Vets First Choice in both periods, was $965 million, down 3% from the first quarter of 2018. Non-GAAP pro forma organic revenue growth was up 3%, which excludes the impact of foreign exchange fluctuations and normalizes for revenue recognition adjustments for manufacturer switches from direct to agency sales in the United States.

Non-GAAP pro forma organic revenue growth in the first quarter of 2019 was driven by strength in prescription management in North America and strong performance across Europe, offset by slightly lower North American market growth, including the negative impact of weather earlier in the quarter, and a modest decline in APAC and Emerging Markets. Our organic growth includes two known headwinds prior to the merger closing – the previously announced loss of a large customer in North America and the loss of a manufacturer relationship in the fourth quarter of 2018 in APAC. These two events are included in our GAAP results and negatively impacted non-GAAP pro forma organic revenue growth by more than 1% in the first quarter of 2019.

Loss before taxes for the first quarter of 2019 was $(18) million versus income before taxes of $34 million in the prior period. Net loss attributable to Covetrus was $(13) million or $(0.14) per diluted share, which compared to net income of $23 million in the first quarter of 2018. The primary driver of the decline in net income year-over-year was a result of the impact from the spin-off and merger, including incremental amortization of intangibles assets, stock-based compensation and interest expense associated with our debt financing in February.

Non-GAAP adjusted EBITDA was $52 million for the first quarter of 2019 versus $54 million in the prior year quarter. A decline in North America, including the impact of Vets First Choice, and a $2 million FX headwind negatively impacted year-over-year results during Q1. Normalizing for a full-quarter ownership of Vets First Choice in both periods, Non-GAAP pro forma adjusted EBITDA was $50 million in the first quarter of 2019 vs. $52 million in the prior year. Excluding the impact from foreign exchange fluctuations, non-GAAP pro forma adjusted EBITDA was relatively flat year-over-year in Q1 off a difficult comparison from the prior year, particularly in North America.

Non-GAAP pro forma adjusted net income was $13 million, which includes Vets First Choice in both periods and normalizes for certain one-time items as seen in the non-GAAP reconciliation, compared to $13 million in the prior year period, impacted by the same items above.

Segment Operating Results (Unaudited)

The Company’s operations are organized and reported by geography, including North America, Europe and APAC & Emerging Markets.

For the three months ended March 31, 2019, North America segment revenue increased 4% to $497 million, driven by the inclusion of Vets First Choice. Normalizing for Vets First Choice in both periods and revenue recognition adjustments for manufacturer switches from direct to agency sales in the United States, non-GAAP pro forma organic revenue increased 2% year-over-year. A reclassification of rebate revenue negatively impacted organic growth by 1% and has not been adjusted for in Q1. The major driver of the year-over-year Non-GAAP pro forma organic increase was strength in our Vets First Choice business, which ended 1Q19 with more than 8,000 practices on its prescription management technology and experienced 51% prescription management revenue growth during Q1 when normalized for business day variances. This strength offset lower market growth, including the impact from weather, and the headwind from a previously announced customer loss. Enrollments on the Vets First Choice prescription management technology increased 18% year-over-year in Q1.

Europe segment revenue of $361 million decreased by 2% compared to revenue from the same period of the prior year. Normalizing for foreign exchange fluctuations, non-GAAP pro forma organic revenue increased 5% compared to the same period of the prior year. The year-over-year non-GAAP pro forma organic growth was driven by growth in our specialty businesses, Kruuse and Vi, as well as solid overall performance across multiple geographies, including the Czech Republic, Spain, and Poland. We experienced broad-based success across our Pan-European portfolio during the first quarter of 2019, reversing the more modest trend line experienced throughout 2018.

APAC & Emerging Markets segment revenue of $86 million decreased by 12% compared to revenue from the same period of the prior year. Normalizing for foreign exchange fluctuations, non-GAAP pro forma organic revenue decreased 3% compared to the same period of the prior year. The primary driver of the year-over-year decrease in non-GAAP organic growth was the impact from the loss of a manufacturer relationship in the fourth quarter of 2018 in APAC, which impacted revenue growth by nearly 10%. Excluding this previously known headwind, underlying performance in these markets was strong and reflect momentum across key accounts.

Balance Sheet and Cash Flow

The first quarter 2019 cash flow statement reflects the foundation of Covetrus’ capital structure. On the date of the spin-off and merger, Covetrus received $1.2 billion of net proceeds from new term loan debt financing and used it to distribute $1.11 billion in cash to Henry Schein, Inc. as a special dividend and to pay other transaction-related expenses tied to the spin-off and merger.

Covetrus used $39 million of net cash for operating activities in the first quarter of 2019. Free cash flow, a non-GAAP financial measure that is defined as cash flow from operating activities less purchases of fixed assets, was negative $42 million. Our cash flow performance in the first quarter was consistent with seasonality and compared to the negative $36 million in prior year.

At quarter end, the Company had $73 million in cash and cash equivalents, an untapped $300 million revolving credit facility and $1.2 billion in total debt. Management believes Covetrus’ steady cash flows and ample liquidity provide substantial flexibility to manage the business, de-leverage the balance sheet over time and invest in further innovation.

2019 Guidance

Covetrus’ fiscal year 2019 financial guidance range is as follows:

•

Pro forma organic revenue growth, a non-GAAP financial metric, of 3% to 5%; or in-line with market growth and consistent with our prior commentary at our Capital Markets Day in early February. Pro forma organic revenue growth includes a full quarter of Vets First Choice in both periods, excludes the impact of foreign exchange fluctuations and normalizes for revenue recognition adjustments for manufacturer switches from direct to agency sales in the United States. The previously announced customer loss in North America and loss of a manufacturer relationship in the fourth quarter of 2018 in APAC is expected to impact organic growth by more than 2% in 2019.

•	Enrollments on our Vets First Choice prescription management technology of more than 3,000 in North America, supported by the strong start to the year in 2019.

•

Pro forma adjusted EBITDA, a non-GAAP financial metric, of $235 to $250 million. This compares to the $223 million of pro forma adjusted EBITDA in 2018 when normalizing for the difference in cost allocation of corporate overhead in 2018 ($33 million) versus the planned corporate overhead investment for Covetrus in 2019 ($25 million). The range reflects 6% to 12% growth in 2019, as seen in the reconciliation at the end of the press release. The range incorporates funding new investments in innovation to support long-term growth initiatives, including a year-over-year increase of $5M in software and prescription management R&D investments, many of which are a one-time increase in expenditures, and recent foreign exchange fluctuations.

“Our fiscal 2019 guidance reflects our early integration efforts and additional investments in innovation to accelerate our strategic priorities and capitalize on the momentum we have across our business,” said Christine T. Komola, executive vice president and chief financial officer. “We have made notable progress across multiple fronts since the merger closed and have been pleased by the pace of growth following our commercial launch as one integrated global team in March, reinforcing our conviction in our differentiated value proposition we bring to market and our ability to deliver double digit adjusted EBITDA growth long-term.”

The Company has not reconciled its non-GAAP pro forma adjusted EBITDA guidance to GAAP net income, because stock-based compensation expense, restructuring costs and other one-time items tied to formation of Covetrus, the reconciling items between such GAAP and non-GAAP financial measures, cannot be reasonably predicted due to the uncertainty and inherent difficultly predicting the occurrence, the financial impact, and the periods in which the non-GAAP adjustments may be recognized and therefore is not available without unreasonable effort. For more information regarding the non-GAAP financial measures discussed in this release, please see the reconciliations of GAAP financial measures to non-GAAP financial measures and the section titled “Non-GAAP Financial Measures and Other Business Metrics” below.

Conference Call & Slide Presentation

The Company will host a conference call to discuss these results and 2019 guidance at 9:00 a.m. ET on May 15, 2019. A slide presentation for investors has also been posted on the investors page of the Covetrus website at https://www.covetrus.com/investors/events-and-presentations. Participating in the conference call will be:

•	Benjamin Shaw, President & Chief Executive Officer

•	Christine T. Komola, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be 866-789-2492 for U.S./Canada participants, or 409-937-8901 for international participants. The conference passcode is 7556207. The live call will also be webcast via the Company’s website at https://www.covetrus.com/investors/events-and-presentations. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on www.covetrus.com approximately two hours after the completion of the call and will remain available for 30 days. The telephone replay will also be available approximately two hours after the completion of the call and will remain available for 14 days. To access the telephone replay from within the U.S., dial (855) 859-2056. From outside the U.S., dial (404) 537-3406. The access code for the replay is 7556207.

Upcoming Investor Events

Covetrus management will be attending the following conference during the month of May:

•	Stifel 2019 Dental & Vet Conference, May 29th, New York City.

Audio webcasts will be available live and archived on the company’s Investor Relations website at https://www.covetrus.com/investors/events-and-presentations. A complete listing of upcoming events for the investment community is available on the company’s Investor Relations website.

About Covetrus

Covetrus is a global animal-health technology and services company dedicated to empowering veterinary practice partners to drive improved health and financial outcomes. We’re bringing together products, services, and technology into a single platform that connects our customers to the solutions and insights they need to work best. Our passion for the well-being of animals and those who care for them drives us to advance the world of veterinary medicine. Covetrus is headquartered in Portland, Maine, with more than 5,000 employees, serving over 100,000 customers around the globe. For more information about Covetrus visit https://www.covetrus.com/.

Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties, including statements about our future financial and operating results, plans, objectives, expenses, expectations, intentions, trends in our business, our liquidity, product development and improvements, and other matters. We may, in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous risks and uncertainties, including but not limited to, risks associated with the ability to successfully integrate operations and employees; the ability to realize anticipated benefits and synergies of the transaction that created Covetrus; the potential impact of the consummation of the transaction on relationships, including with employees, customers and competitors; the ability to retain key personnel; the ability to achieve performance targets; changes in financial markets, interest rates and foreign currency exchange rates, and those additional risks and factors discussed in our Annual Report on Form 10-K filed on March 29, 2019 and Quarterly Report on Form 10-Q filed for the quarter ended March 31, 2019, including those discussed under the heading “Risk Factors.” Our forward-looking statements are based on current beliefs and expectations of our management team and, except as required by law, we undertake no obligations to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise. Investors are cautioned not to place undue reliance on these forward-looking statements.

Condensed Consolidated Combined Statement of Operations (Unaudited)

$ in million	Three Months Ended
	March 31, 2019	March 31, 2018
Net sales	$941	$947
Cost of sales	761	771

Gross profit	180	176
Operating expenses:
Selling, general and administrative	189	143
Restructuring costs	—	1

Operating income	(9)	32
Other income (expense):
Interest income	2	2
Interest expense	(12)	(1)
Other, net	1	—

Income (expense) before taxes and equity in earnings of affiliates	$(18)	$34
Income tax benefit (provision)	4	(6)
Equity in earnings of affiliates	—	—

Net income (loss)	$(14)	$28
Less: Net (income) loss attributable to redeemable noncontrolling interests	1	(5)

Net income (loss) attributable to Covetrus, Inc.	$(13)	$23

Earnings per share attributable to Covetrus, Inc.:
Basic	(0.14)	0.32

Diluted	(0.14)	0.31

Weighted-average common shares outstanding:
Basic	94,796	71,451

Diluted	94,796	71,973

Selected Condensed Consolidated Combined Balance Sheet Data (Unaudited)

$ in millions	March 31, 2019	December 29, 2018
ASSETS
Current assets:
Cash and cash equivalents	$73	$23
Accounts receivable, net of reserves $7 and $7	461	431
Inventory, net	594	564
Other receivables	59	49
Prepaid expenses and other	32	19

Total current assets	$1,219	$1,086
Property and equipment, net of accumulated depreciation of $93 and $74	94	69
Operating lease right-of-use assets	62	—
Goodwill	2,105	750
Other intangibles, net of accumulated amortization of $264 and $241	728	208
Investments and other	61	120

Total assets	$4,269	$2,233

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$431	$441
Current maturities of long-term debt and other borrowings	36	1
Accrued expenses:
Payroll and related	40	37
Taxes	19	17
Other	144	77

Total current liabilities	$670	$573
Long-term debt and other borrowings, net	1,167	24
Deferred taxes, net	51	16
Other liabilities	70	35

Total liabilities	$1,958	$648
Redeemable noncontrolling interests	17	92
Total stockholders’ equity	$2,294	$1,493

Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$4,269	$2,233

Condensed Consolidated Combined Statement of Cash Flows (Unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018
Cash flows from operating activities:
Net (loss) income	$(14)	$28
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	35	16
Loss on sale of fixed assets	—	—
Stock-based compensation	15	2
Provision for losses on trade and other accounts receivable	6	—
(Benefit from) provision for deferred income taxes	(21)	(1)
Equity in earnings of affiliates	—	—
Changes in unrecognized tax benefits	107	—
Amortization of debt issuance costs	1	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(26)	(34)
Inventory, net	(19)	(2)
Accounts payable and accrued expenses	(152)	(30)
Other assets and liabilities	31	(9)

Net cash provided by (used in) operating activities	(39)	(30)
Cash flows from investing activities:
Purchases of fixed assets	(3)	(6)
Payments related to equity investments and business acquisitions, net of cash acquired	(25)	(8)
Proceeds from sale of fixed assets	—	—

Net cash provided by (used in) investing activities	(29)	(14)
Cash flows from financing activities:
Proceeds from issuance of debt	1,220	—
Principal payments of debt	(24)	(3)
Debt issuance costs	(24)	—
Dividend paid to parent	(1,153)	—
Issuance of common shares at separation (including share sale investors)	—	—
Issuance of common shares in connection with options	—	—
Net transfers from Parent	173	51

Distributions to noncontrolling stockholders	—	—
Acquisitions of noncontrolling interests in subsidiaries	(70)	(1)

Net cash provided by (used in) financing activities	122	47
Effect of exchange rate changes on cash and cash equivalents	(5)	(1)

Net change in cash and cash equivalents	50	2
Cash and cash equivalents, beginning of period	23	17

Cash and cash equivalents, end of period	$73	$19

Reconciliation of Non-GAAP Financial Measures

To aid investors and analysts with year-over-year comparability for the combined businesses of Animal Health and Vets First Choice, Covetrus is including certain non-GAAP pro forma financial information that combines the standalone Animal Health and Vets First Choice financial information as if the acquisition had taken place on December 31, 2017. These non-GAAP pro forma results include a full period of Animal Health and Vets First Choice results and assess the impact of interest, depreciation and amortization, restructuring charges, and other costs as if the spin-off and mergers had occurred at the beginning of the period. Covetrus is also including non-GAAP adjusted results that exclude costs directly associated with the spin-off and mergers, the ongoing integration process, and other one-time items. Prior year non-GAAP adjusted results include allocations for direct costs and indirect costs which were attributed to the animal health business of Henry Schein whereas 2019 is based on a direct cost associated with our standalone operations and not allocations, which are excluded in our non-GAAP adjusted EBITDA presentation as the company was incurring its own costs during this period tied to building out internal corporate infrastructure.

The following tables reconcile non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. Covetrus management believes that these non-GAAP financial measures provide useful additional information to investors regarding Covetrus’ results of operations as they provide another measure of Covetrus’ profitability and ability to service its debt and are considered important to financial analysts covering Covetrus’ industry.

These non-GAAP financial measures have limitations as an analytic tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with GAAP. Covetrus’ non-GAAP measures may be calculated differently than similarly named measures reported by other companies. In addition, using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash flows. When analyzing Covetrus’ performance, it is important to evaluate each adjustment in the reconciliation tables and use adjusted measures in addition to, and not as an alternative to, GAAP measures.

Non-GAAP Pro Forma Revenue and Segment Revenue (Unaudited)

Covetrus delivers software, technology-enabled services and products across the globe through three reportable segments: North America, Europe, and APAC & Emerging Markets.

Pro forma organic revenue growth is a non-GAAP measure that Covetrus uses to evaluate period-over-period financial performance. We believe this non-GAAP financial metric provides useful information about our operating results, enhances the overall understanding of past financial performance and future prospects and is a useful measure for period-to-period comparisons of our business. Pro forma organic revenue growth includes a full quarter of Vets First Choice in both periods, excludes the impact of foreign exchange fluctuations and normalizes for revenue recognition adjustments for manufacturer switches from direct to agency sales in the United States, which can impact year-over-year comparisons.

The following tables summarize non-GAAP pro forma revenue and non-GAAP pro forma organic growth for Covetrus and each reportable segment:

Non-GAAP Pro Forma Revenue (Unaudited)

$ in Millions	Covetrus for the three months ended March 31, 2019	Historical Vets First Choice from January 1, 2019 to February 7, 2019	Non-GAAP Pro Forma Combined for the three months ended March 31, 2019
Net Revenue	$941	$24	$965
North America	$497	$24	$521
Europe	$361	$—	$361
APAC & Emerging Markets	$86	$—	$86
Eliminations	$(3)	$—	$(3)

$ in Millions	Historical Animal Health for the three months ended March 31, 2018	Historical Vets First Choice for the three months ended March 31, 2018	Non-GAAP Pro Forma Combined for the three months ended March 31, 2018
Net Revenue	$947	$45	$992
North America	$480	$45	$525
Europe	$369	$—	$369
APAC & Emerging Markets	$98	$—	$98

Non-GAAP Pro Forma Organic Revenue Growth (Unaudited)

$ in Millions	Non-GAAP Pro Forma Combined for the three months ended March 31, 2019	Non-GAAP Pro Forma Combined for the three months ended March 31, 2018	Non-GAAP Pro Forma Y/Y Growth	% Change from Currency	% Change from Revenue Recognition Changes in Agency-Based Manufacturer Relationships	% Change from Intercompany Eliminations	Non-GAAP Pro Forma Organic Revenue Growth
Net Revenue	$965	$992	(3)%	(4)%	(2)%	—%	3%
North America	$521	$525	(1)%	—%	(3)%	—%	2%
Europe	$361	$369	(2)%	(8)%	—%	1%	5%
APAC & Emerging Markets	$86	$98	(12)%	(9)%	—%	—%	(3)%
Eliminations	$(3)	$—

Non-GAAP Pro Forma EBITDA, Adjusted EBITDA, & Adjusted Net Income (Unaudited)

EBITDA, pro forma adjusted EBITDA and pro forma adjusted net income are non-GAAP financial measures and should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Our non-GAAP adjusted EBITDA adjustments are: restructuring costs, transaction costs, stock-based compensation, late fee and other income, 1Q19 carve-out operating expenses, and other costs tied to integration efforts of the Animal Health and Vets First Choice businesses, including items such legal, accounting & regulatory, re-branding and severance. Our adjusted net income also excludes amortization of acquired intangible assets tied to the merger, changes in fair value of legacy Vets First Choice warrants and utilizes a normalized statutory tax rate of approximately 25.9% for both periods presents. A reconciliation of EBITDA, adjusted EBITDA and adjusted net income to net income (loss), the most directly comparable GAAP financial measure, is as follows.

Unaudited Reconciliation of Pro Forma Combined GAAP Net Income to EBITDA, Adjusted EBITDA and Adjusted Net Income for the Three Months Ended March 31, 2019

$ in millions	Covetrus	Vets First Choice (Jan. 1 to Feb. 7)	Spin-Off and Other Pro Forma Adjustments	Purchase Price and Related Pro Forma Adjustments	Pro Forma Covetrus
Net income	$(13)	$(9)	$(2)	$1	$(23)
Plus: Net income (loss) attributable to noncontrolling interests	$(1)	—	—	—	$(1)
Less: Equity in affiliates	$—	—	—	—	$—
Plus: Income taxes	$(4)	—	$(1)	$—	$(4)
Plus: Interest expense	$12	$1	$3	—	$15
Less: Interest income	$(2)	—	—	—	$(2)
Less: Other (income) expense	$(1)	$(2)	—	—	$(2)

Operating Income	$(9)	$(10)	—	$2	$(17)
Plus: Depreciation and amortization	$30	$2	—	$9	$41

EBITDA	$21	$(8)	—	$11	$24
Plus: Stock-based compensation	$15	$—	—	$(5)	$10
Plus: Restructuring costs	$—	—	—	—	$—
Plus: Transaction costs	—	$6	—	$(6)	—
Plus: Late fee and other income	$2	$—	—	—	$2
Plus: Carve-out Operating Expenses	$5	$—	—	—	$5
Plus: Consulting	$4	$—	—	—	$4
Plus: TSA 10-K Submission	$1	$—	—	—	$1
Plus: Other	$4	$—	—	—	$4

Adjusted EBITDA excluding stock-based compensation and other one-time items	$52	$(2)	—	—	$50

Depreciation and amortization					$(41)
Amortization of acquired intangibles					$22
Interest expense (a)					$(15)
Interest income					$2
Other (expense) income (b)					$(1)

Earnings before taxes and equity in affiliates					$17
Income tax (expense) benefit (c)					$(4)
Equity in affiliates					$—

Adjusted net income (loss)					$12
Plus: Net income (loss) attributable to noncontrolling interests					$(1)

Adjusted net income attributable to Covetrus					$13

a.

Interest expense was adjusted to reflect the full quarter impact of the incurrence of $1.2 billion of indebtedness through the five-year term loan and the extinguishment of Animal Health’s long-term debt.

b.	Other (expense) income excludes the changes in the fair value of legacy Vets First Choice warrants and late fee income in Animal Health, which is already captured in the Adjusted EBITDA calculation
c.	Represents the income tax impact of the adjustments to net income using an estimated statutory tax rate of approximately 25.9% for the quarter ended March 31, 2019.

Unaudited Reconciliation of Pro Forma Combined GAAP Net Income to EBITDA, Adjusted EBITDA and Adjusted Net Income for the Three Months Ended March 31, 2018

$ in millions	Henry Schein Animal Health Business	Vets First Choice	Spin-Off and Other Pro Forma Adjustments	Purchase Price and Related Pro Forma Adjustments	Pro Forma Covetrus
Net income	$23	$(9)	$(5)	$(22)	$(13)
Plus: Net income (loss) attributable to noncontrolling interests	$5	—	$(5)	—	—
Less: Equity in affiliates	$—	—	—	—	$—
Plus: Income taxes	$6	—	$(4)	$(8)	$(5)
Plus: Interest expense	$1	$—	$14	—	$15
Less: Interest income	$(2)	$—	—	—	$(2)
Less: Other (income) expense	$—	$2	—	—	$2

Operating Income	$32	$(7)	—	$(30)	$(4)
Plus: Depreciation and amortization	$16	$4	—	$22	$42

EBITDA	$49	$(3)	—	$(7)	$38
Plus: Stock-based compensation	$2	$—	—	$7	$10
Plus: Restructuring costs	$1	—	—	—	$1
Plus: Late fee income	$2	—	—	—	$2
Plus: Other	—	$1	—	—	$1

Adjusted EBITDA excluding stock-based compensation and other one-time items	$54	$(2)	—	—	$52

Depreciation and amortization					$(42)
Amortization of acquired intangibles					$22
Interest expense (a)					$(15)
Interest income					$2
Other (expense) income (b)					$(1)

Earnings before taxes and equity in affiliates					$18
Income tax (expense) benefit (c)					$(5)
Equity in affiliates					$—

Adjusted net income (loss)					$13
Plus: Net income (loss) attributable to noncontrolling interests					—

Adjusted net income attributable to Covetrus					$13

a.	Interest expense was adjusted to reflect the incurrence of $1.2 billion of indebtedness through the five-year term loan and the extinguishment of Animal Health’s long-term debt.
b.	Other (expense) income excludes the changes in the fair value of legacy Vets First Choice warrants and late fee income in Animal Health, which is already captured in the Adjusted EBITDA calculation
c.	Represents the income tax impact of the adjustments to net income using an estimated statutory tax rate of approximately 25.9% for the year ended December 29, 2018.

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Unaudited Reconciliation of Pro Forma Combined GAAP Net Income to EBITDA and Adjusted EBITDA for the Year Ended December 29, 2018 and Bridge to 2019 Adjusted EBITDA Guidance

(in millions)	2018 Animal Health Business	2018 Vets First Choice	Spin-Off and Other Pro Forma Adjustments	Purchase Price and Related Pro Forma Adjustments	Non-GAAP Pro Forma 2018 Covetrus

Net income	$101	$(53)	$(24)	$(87)	$(63)
Plus: Non-controlling interests	7	—	(7)	—	—
Less: Equity in affiliates	(1)	—	—	—	(1)
Plus: Income taxes	37	(5)	(11)	(30)	(8)
Plus: Interest expense	3	1	56	—	60
Less: Interest income	(6)	—	—	—	(6)
Less: Other (income) expense	(3)	11	—	—	8

Operating Income	$137	$(47)	$16	$(117)	$(11)
Plus: Depreciation and amortization	64	16	—	90	170

EBITDA	$201	$(31)	$16	$(27)	$159
Plus: Stock-based compensation	7	6	—	27	40
Plus: Restructuring costs	9	—	—	—	9
Plus: Transaction costs	—	16	(16)	—	—
Plus: Late fee income	5	—	—	—	5
Plus: Other	—	2	—	—	2

Adjusted EBITDA excluding stock-based compensation and other one-time items	$222	$(7)	$—	$—	$215

Plus: GAAP corporate overhead cost allocation not transferring to Covetrus	$33	$—	$—	$—	$33

Adjusted EBITDA excluding cost allocation of non-transferred corporate overhead	$255	$(7)	$—	$—	$248

Adjusted EBITDA excluding cost allocation of non-transferred corporate overhead (as defined at Capital Markets Day)	$248

Less: Covetrus planned corporate overhead investments in 2019 (as defined at Capital Markets Day)	$(25)

Normalized 2018 Adjusted EBITDA Baseline (as defined at Capital Markets Day)	$223

	Low-End	Mid-Point	High-End
2019 Adjusted EBITDA Guidance	$235	$243	$250

Y/Y Growth off of Normalized 2018 Adjusted EBITDA Baseline	6%	9%	12%

Free Cash Flow

Free cash flow is calculated as operating cash flow less purchases of fixed assets.

	Three Months Ended
$ in millions	March 31, 2019	March 31, 2018
Net cash used in operating activities	$(39)	$(30)
Less: Purchases of fixed assets	(3)	(6)

Free cash flow	$(42)	$(36)

Contacts

Nicholas Jansen

Vice President, Investor Relations

207-550-8106

nicholas.jansen@covetrus.com

Kiní Schoop

Director, Public Relations

207-550-8018

kini.schoop@covetrus.com